Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
March 4, 2024	Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax

Radian Group Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of $625,000,000 aggregate principal amount of its 6.200% Senior Notes due 2029 (the “Notes”) pursuant to the Underwriting Agreement dated February 28, 2024 (the “Underwriting Agreement”) by and among the Company and each of RBC Capital Markets, LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein. The Notes will be issued pursuant to the Senior Indenture (the “Base Indenture”) dated March 4, 2013 between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture dated as of March 4, 2024 between the Company and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes have been offered for sale pursuant to a prospectus supplement dated February 28, 2024 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on March 1, 2024 to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-270020) filed by the Company with the Commission on February 24, 2023 (the “Registration Statement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the global certificate evidencing the Notes, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated By-Laws, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Notes as we have deemed appropriate.

On the basis of the foregoing and subject to the qualifications set forth in Annex I attached hereto, we are of the opinion that:

When the Notes shall have been duly executed and authenticated in accordance with the terms of the Indenture and issued and paid for as contemplated in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, receivership, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by

Radian Group Inc.	-2-	March 4, 2024

equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 4, 2024 and to the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP Faegre Drinker Biddle & Reath LLP

ANNEX I

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications, limitations and assumptions to which such opinion letter is subject:

(a) As to certain relevant facts, we have relied upon representations made by the Company in the Underwriting Agreement, the Indenture and the Notes (collectively, the “Transaction Documents”), the assumptions set forth herein, and upon certificates of, and information provided by, officers and employees of the Company, reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b) Our opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law. Furthermore, in rendering opinions as to the Covered Laws, we have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in such jurisdiction (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated by the Transaction Documents.

(c) We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provision contained in the Transaction Documents, except to the extent such provision would be enforceable based on Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(d) We express no opinion as to the enforceability or effect on the Notes to the extent they contain (i) any provision that purports to constitute or provide for the waiver and release of any rights, claims, defenses, counterclaims or remedies of the Company, including waivers by the Company of any statutory or constitutional rights or remedies; (ii) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; (iii) any remedial provisions that are not effected in a commercially reasonable manner, not taken in good faith or do not constitute fair dealing; (iv) provisions intended to permit modification thereof only by means of any agreement in writing by the parties thereto; (v) provisions that purport to establish evidentiary standards; (vi) provisions relating to the non-waiver of any party’s rights, including terms providing that any failure to exercise or any delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies; (vii) provisions that would provide for interest in excess of the “legal rate” permitted under applicable law or are deemed to be unenforceable penalties; (viii) grants of powers of attorney; or (ix) indemnification and contribution provisions, to the extent their enforceability may be limited by federal or state securities laws or principles of public policy.

(e) We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each party to a Transaction Document (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such Transaction Document against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine (and, without limiting the foregoing, (A) each signature on any such document that is not a manual signature has been attached to or logically associated with such document by electronic symbol or process, is the act of the identified signor and has been executed or adopted by the identified signor with the present intent to adopt or accept, and to sign, such document, and (B) the parties to such document have agreed to conduct transactions by electronic means); (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws are publicly available to lawyers practicing in the Opining Jurisdictions; (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (viii) the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability; and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents.